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                                                               Exhibit 10.13

                              FIRST LEASE AMENDMENT

Being successor Lessor and original Lessee under a lease ("Lease") dated in December, 1997, covering space in Millbrook Tarry Condominium, Lowell Road, Concord, MA, the undersigned hereby amend the Lease as follows:

1. As of June 1, 1999, the Premises under the Lease shall be increased by adding thereto the space ("Added Space") in condominium Unit A-12, which space is located on the second floor of the building and is approximately shown on Exhibit A attached hereto. The Added Space, which the parties agree is 800 rentable square feet, is only that internal office space currently occupied by Mykrowaters and does not include the adjacent corridor. As used in the Lease, "Unit" shall refer to both Unit A-12 and Unit A-13. The Added Space is delivered "as is" and Lessor shall have no obligation to make any improvements or do any work thereto.

2. Commencing June 1, 1999, the rent shall be increased by $20,000 per year, or a total rent for the Premises (as hereby increased by the Added Space) of $95,439.88 per year, payable in equal monthly installments of $7,953.32. Such total rent shall increase on January 1, 2000 and January 1, 2001, by five percent (5%).

3. With the execution hereof, Lessee shall pay a further security deposit of $1,666.67.

4. Lessee's right of first refusal is subject to any prior rights of first refusal.

5. Lessee is aware that the Added Space is: a) subject to a right of first refusal to lease held by Maximum Image, and b) now occupied by Mykrowaters. Lessor agrees promptly after this Amendment is signed to request a waiver from Maximum Image of its right of first refusal and, if that waiver is obtained, to give notice to quit to Mykrowaters. This Amendment shall be null and void if Maximum Image exercises its right of first refusal. If Maximum Image waives its right of first refusal and Mykrowaters does not vacate the Added Space by June 1, 1999, the commencement of the rent increase referred to in Section 2 hereof shall take place on the date Mykrowaters shall vacate the Added Space. If Mykrowaters does not vacate the Added Space by September 1, 1999, either party may thereafter terminate this Amendment by notice to the other. Notwithstanding the foregoing, if Mykrowaters shall vacate the Added Space prior to June 1, 1999, then the Added Space shall be added to the Premises, and the rent shall increase, as of the date Mykrowaters vacates.

As hereby amended, the Lease shall remain in full force and effect.

This instrument is executed under seal as of April , 1999.

LANDLORD                                        TENANT
Military Retail Registered LLP                  Gomez Advisors, Inc.
by: ELAW Corporation, Managing Partner


by                                              by  /s/ Julio Gomez
   -------------------------------------           -----------------------------
   James B. White, President                       Julio Gomez, President